Exhibit 10.19

Novacea

601 Gateway Blvd., Suite 800

So. San Francisco, CA 94080

650.228.1800

January 28, 2004

Mr. Edward Albini

Dear Ed:

I am pleased to offer you the position of Vice President and Chief Financial Officer for Novacea effective on or before March 1, 2004, reporting to me. In this role you will be responsible for Finance, IT and Facilities. As we are a small company, you will also likely be asked to assist in other matters to which you can lend your expertise.

Your base compensation will be $225,000 per year. Your annual bonus opportunity will be up to 20% based upon company performance and individual performance objectives to be mutually agreed upon. Subject to the approval of the Board of Directors, you will be issued an option to purchase up to 350,000 shares of the Common Stock of the Company with vesting over four years: 25% at the end of 12 months and then monthly thereafter. A copy of the Incentive Stock Option Agreement and the Company’s standard form of Optionee Restriction Agreement will be provided after approval by the Board.

You will be entitled to fifteen (15) days vacation each year, accruing on a monthly basis and as well as all company paid holidays. You will be eligible for fringe benefits established by the Company and approved by the Board, which currently include medical, dental, vision, life and a 401 (k) plan.

Novacea will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with services rendered on behalf of Novacea, subject to your providing appropriate substantiation in accordance with Company policy.

Upon commencement of your employment, you and the Company will execute a Patent, Copyright and Non-disclosure Agreement and such other agreements as set forth in the Employee Handbook. Your employment is at will, which means that either you or the Company may terminate it at any time, with or without cause for any reason or no reason what so ever; this provision can not be waived by Novacea unless done in writing by the Chief Executive Officer.

Ed, this is a very exciting opportunity: there is good science supporting the drugs we are developing, a real possibility of changing the way we treat cancer, the opportunity to create a “world class” development and commercialization organization and a terrifically successful company. If you accept this offer, please sign and return one copy, keeping one copy for your files.

I look forward to your response by the end of the week. Even more, I look forward to your joining this team and to your contributing to our success.

Sincerely,

/s/ Brad Goodwin
Brad Goodwin
CEO

Accepted by:	/s/ Edward C. Albini

Date:	2/26/04